Exhibit 99.1

                 IMS Health Announces Resignation of
                 Chief Financial Officer Nancy Cooper

    FAIRFIELD, Conn.--(BUSINESS WIRE)--July 28, 2006--IMS Health (NYSE: RX) today announced the resignation of Nancy E. Cooper, senior vice president and chief financial officer, who will leave the company following a brief transition period. Ms. Cooper is joining CA, a leading IT management software company. Until a replacement is named, all corporate finance functions will report directly to Chairman and Chief Executive Officer David Carlucci.
    "Nancy has been an important part of IMS's growth and success over the past five years," said Mr. Carlucci. "We appreciate the contributions she has made in the transformation of our company and wish her well in her future endeavors."

    About IMS

    Operating in more than 100 countries, IMS Health is the world's leading provider of market intelligence to the pharmaceutical and healthcare industries. With $1.8 billion in 2005 revenue and more than 50 years of industry experience, IMS offers leading-edge business intelligence products and services that are integral to clients' day-to-day operations, including portfolio optimization capabilities; launch and brand management solutions; sales force effectiveness innovations; managed care and over-the-counter offerings; and consulting and services solutions that improve ROI and the delivery of quality healthcare worldwide. Additional information is available at http://www.imshealth.com.

    CONTACT: IMS Health
             Darcie Peck, 203-319-4766
             dpeck@imshealth.com
             or
             Michael Fox, 203-319-4772
             mfox@imshealth.com